Exhibit 16.1

December 10, 2018

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

Ladies and Gentlemen:

We have read the statements of International Money Express, Inc. included under Item 4.01 of its Form 8-K filed December 10, 2018, and we agree with the statements contained in paragraphs 1 and 2 and the statement made in the 1st paragraph under Item 4.01, in which we were informed of our dismissal on December 6, 2018.

/s/ WithumSmith+Brown, PC
Whippany, New Jersey